PERSONAL AND CONFIDENTIAL

December 13, 2010

Cathay Plastic Limited (BVI)
c/o New Capital Management, Ltd.
14/F, St. John’s Bldg.
33 Garden Road
Central, Hong Kong

Ladies and Gentlemen:

This letter agreement references ordinary shares of GSME Acquisition Partners I (the “Company”) acquired by Cathay (as defined below) pursuant to that certain Amended and Restated Agreement and Plan of Reorganization, as amended (the “Merger Agreement”), dated as of September 13, 2010, by and among GSME Acquisition Partners I Sub Limited, Plastec International Holdings Limited (“Plastec”), Sun Yip Industrial Company Limited (BVI), Tiger Power Industries Limited (BVI), Expert Rank Limited (BVI), Fine Colour Limited (BVI), Cathay Plastic Limited (BVI) (“Cathay”), Greatest Sino Holdings Limited (BVI), Colourful Asia International Limited (BVI) and Top Universe Management Limited (BVI) pursuant to which Plastec will become a wholly-owned subsidiary of the Company.  Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement.

The undersigned, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agrees as follows:

1.             Effective on the Closing Date (a) Cathay hereby grants to Mr Kin Sun Sze-To (“Sze-To”) the right, but not the obligation, (the “Call Option”) to buy from Cathay, and to require Cathay to sell, up to 1,570,000 GSME Shares, as adjusted as set forth below (the “Call Option Shares”) at an exercise price per share equal to US$12.50, as adjusted as set forth below (the “Call Exercise Price”) and (b) Sze-To hereby grants to Cathay the right, but not the obligation, (the “Put Option”, and with the Call Option, the “Options”) to sell to Sze-To, and to require Sze-To to buy, up to 1,570,000 GSME Shares, as adjusted as set forth below (the “Put Option Shares”, and with the Call Option Shares, the “Option Shares”) at an exercise price per share equal to US$7.50, as adjusted as set forth below (the “Put Exercise Price”, and with the Call Exercise Price, the “Exercise Prices”).  The Call Option and the Put Option shall be subject to the following terms, as applicable:

(a)  Exercise Period. The Call Option shall be exercisable, in whole or in part, at any time or from time to time, commencing on November 25, 2011 through and including December 2, 2011 (the “Call Period”).  If the Call Option is not exercised in full, the Put Option shall be exercisable, in whole or in part, with respect to the number of Put Option Shares equal to the difference between 1,570,000 (as adjusted pursuant to Section 1(d) below) and the number of Option Shares (if any) purchased pursuant to the Call Option, at any time or from time to time, commencing on December 3, 2011 through and including December 10, 2011 (the “Put Period”).

(b)  Exercise Price Adjustments.  If the greater of (i) the simple average closing price of GSME Shares for the 90 trading days preceding November 25, 2011 (the “Adjustment Period”) and (ii) the volume weighted average closing price of GSME Shares for the Adjustment Period is equal to or greater than US$10, the Call Exercise Price shall adjust to US$12 and the Put Exercise Price shall adjust to US$8.  The Exercise Prices and the number of Option Shares also will be subject to proportional adjustment for stock splits, stock dividends, reorganizations, combinations, consolidations, stock distributions, recapitalizations and the like.

(c)  Option Shares Adjustment.  If Cathay sells any GSME Shares after the Closing but prior to November 25, 2011, the number of (i) Call Option Shares that may be purchased pursuant to the Call Option and (ii) Put Option Shares that may be sold pursuant to the Put Option shall each be reduced, on a one for one basis, by the number of GSME Shares sold by Cathay (but in no event below zero).

(d)  Dividends. In the event that (i) Option Shares are transferred from Cathay to Sze-To pursuant to the terms of this Letter Agreement and (ii) after the date on which Option Shares are transferred from Cathay to Sze-To, the Company pays dividends on the GSME Shares that relate to the Company’s performance in Fiscal Year 2012 (regardless of whether such dividends are declared in Fiscal Year 2012 or Fiscal Year 2013) and solely with respect to each Option Share transferred from Cathay to Sze-To pursuant to the exercise of one, or both, of the Options, upon receiving such dividends Sze-To shall pay to Cathay, in immediately available funds an amount equal to the product of (I) the dollar amount of the dividend per GSME Share multiplied by (II) a fraction, the numerator of which is the number of calendar days in Fiscal Year 2012 in which Cathay held such GSME Share and the denominator of which is the number of calendar days in Fiscal Year 2012.

(e) Manner of Exercise – Call Option. Sze-To may exercise the Call Option at any time during the Call Period by delivering a notice of exercise in writing to Cathay at the address set forth below that includes the number of Call Option Shares to be purchased, the applicable Exercise Price and the aggregate Exercise Price (the “Call Notice of Exercise”). Once delivered, such Call Notice of Exercise shall be irrevocable.

(f)  Manner of Exercise – Put Option. Cathay may exercise the Put Option at any time during the Put Period by delivering a notice of exercise in writing to Sze-To at the address set forth below that includes the number of Put Option Shares to be sold, the applicable Exercise Price and the aggregate Exercise Price (the “Put Notice of Exercise”). Once delivered, such Put Option Notice of Exercise shall be irrevocable.

(g)  Closing. In the event that (i) Sze-To exercises the Call Option or (ii) Cathay exercises the Put Option, in each case, in accordance with the terms of this letter agreement, Cathay shall sell and transfer the applicable number of Option Shares to Sze-To, and Sze-To shall purchase and accept such Option Shares from Cathay.  The purchase and sale of the applicable Option Shares (the “Closing”) shall take place at the office of Cathay Plastic Limited (BVI) located at 14/F, St. John’s Bldg., 33 Garden Road, Central, Hong Kong on the date that is 10 days (or the closest Business Day thereafter) following the date on which Sze-To delivered a Call Notice of Exercise or Cathay delivered a Put Notice of Exercise, as applicable. At the Closing, (i) Cathay shall deliver duly endorsed stock certificates, stock powers and/or such other documents as Sze-To may reasonably request to effectuate such transfer and (ii) Sze-To shall pay the aggregate Exercise Price in cash, by certified check or by wire transfer to an account designated in writing by Cathay.  The Closing shall occur upon payment of the aggregate Exercise Price in respect of the purchased Option Shares against delivery of such purchased Option Shares.

(h) Transfer. The Options shall not be transferable without the prior written consent of the other party.

2.             All covenants and other agreements contained in this letter agreement by or on behalf of either of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns whether so expressed or not; provided, however, that neither party may assign its rights or obligations under this letter agreement. The undersigned and any of their respective successors and assigns are entitled to enforce the provisions of this letter agreement and enjoy the benefits hereof.

3.             Each of the undersigned hereby irrevocably waives, to the extent it may do so under applicable law, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against either party for specific performance of this letter agreement by the other party or any of its successors and assigns.

4.             The execution and delivery of this letter agreement by the parties hereto is in reliance upon each party’s agreement and acknowledgment that in the event the grant of the Options and/or the sale and purchase of the Option Shares as a result of the exercise of the Options shall have resulted in the breach of any of the representations, warranties and covenants of the Plastec Shareholders contained in the Merger Agreement, neither party shall take any action or claim any damages or compensation against any other party to the Merger Agreement as a result of such breach.  Notwithstanding anything to the contrary in the foregoing, neither party’s interests under this letter agreement or the validity and enforceability of the Options or the Option Shares shall be adversely affected as a result of any such breach.

5.             Except with the prior written consent of the other party, neither party to this letter agreement will disclose the existence or the terms of this letter agreement or the transactions contemplated hereby with any Person (other than to such party’s Affiliates, investors, officers, directors and advisors) unless such disclosure is required by, and made pursuant to, applicable laws and regulations or court orders.

6.             This letter agreement shall be binding upon the parties hereto and be governed by and construed in accordance with the laws of the State of New York.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York for any action, suit or proceeding arising out of or relating to this letter agreement and the transactions contemplated by this letter agreement (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in the courts of the State of New York or the United States of America located in New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

7.             This letter agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same letter agreement.

[Signature Page Follows]

Sincerely,

KIN SUN SZE-TO

Address:
Mr. Kin Sun Sze-To
c/o Plastec International Holdings Limited
Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, Hong Kong

ACCEPTED AND AGREED:

CATHAY PLASTIC LIMITED (BVI)

By: _______________________________
Name:
Title:

Address:
Cathay Plastic Limited (BVI)
c/o New Capital Management, Ltd.
14/F, St. John’s Bldg.
33 Garden Road
Central, Hong Kong